EXHIBIT 10.25

December 18, 2001

Mr. Paul V. Dufour

1140 Hidden Ridge, #2223

Irving, TX 75038

Re: Amendment to Employment Agreement dated September 1, 2000.

Dear Mr.Dufour:

Please refer to the Employment Agreement dated September 1, 2000 among IMCO Recycling Inc., IMCO Management Partnership L.P. and you. Capitalized terms not defined in this amendment (the “Amendment”) shall have the respective meanings assigned to those terms in the Employment Agreement. The parties hereto desire to amend the terms and conditions of the Employment Agreement as follows:

1. Section 5.3(c) of the Employment Agreement is hereby deleted in its entirety and substituted in lieu thereof is the following new Section 5.3(c), to read as follows:

“(c) The Company, in its sole discretion, may terminate the Executive’s employment by giving him not less than thirty (30) days advance written notice of the termination. A termination by the Company under this Section 5.3(c) or written notice by the Company that it has decided not to extend the term of this Agreement pursuant to Section 1.2 shall be referred to for all purposes as being “Terminated Without Cause.”

2. The first sentence of Section 6.1(b) of the Employment Agreement is hereby deleted in its entirety and substituted in lieu thereof is the following new sentence:

“(b) If the Executive resigns or terminates his employment for any reason or the Executive’s employment is terminated by the Company at any time during the Term of this Agreement or the Company fails to extend the term of this Agreement pursuant to Section 1.2, the Company and the Executive expressly agree that the Executive will be retained by the Company for a twenty-four month period following the termination of his employment to provide services in an advisory and consulting capacity and to prevent any other business competitive with IMCO, the IMCO Group or the Company from securing his services and utilizing his experience, background and expertise.”

Paul V. Dufour

December 18, 2001

Except as expressly modified by the terms of this Amendment, all other terms and provisions of the Employment Agreement shall remain in full force and effect for all purposes. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

If the foregoing accurately sets forth your understanding with regards to the subject matter hereof, please sign and return one of the enclosed counterparts of this Amendment, whereupon this Amendment shall become a binding agreement among the parties.

Very truly yours, IMCO Recycling Inc.; and IMCO Management Partnership L.P. (by its General Partner, IMCO Recycling Inc.)

By:
Don V. Ingram President

AGREED AND ACCEPTED

effective as of the day and year first above written.

Employee

Paul V. Dufour